EXHIBIT INDEX


EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77D: Policies with respect to Security investments

EXHIBIT D:
  Attachment to item 77Q1:  Exhibits

------------------------------------------------------------------

EXHIBIT A:
REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Trustees and Shareholders of Warburg, Pincus European Equity Fund, Inc.:

In planning and performing our audit of the financial statements and financial highlights of Warburg, Pincus European Equity Fund, Inc. (the "Fund") for the year ended August 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal controls, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 1999.

This report is intended solely for the information and use of management, the Board of Directors of the Fund, and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
October 7, 1999



EXHIBIT B:
Sub-Item 77C:  Submission of matter to a vote of security holders
(a) A special meeting was held on May 21, 1999.
(b) At the special meeting held on May 21, 1999, the following persons were elected as directors of the Fund, constituting the entire Board of Directors: Richard H. Francis, Jack W. Fritz, Jeffrey E. Garten, James S. Pasman, Jr., William
W. Priest, Steven N. Rappaport, Arnold M. Reichman and Alexander
B. Trowbridge.
(c) The aforementioned directors were elected at the special meeting held on May 21, 1999 by the following shareholder votes:

                        For            Withheld
R.H. Francis       1,563,817.1831     46,857.0038
J.W. Fritz         1,568,007.1941     42,666.9928
J.E. Garten        1,565,720.2961     44,953.8908
J.S. Pasman        1,565,842.6191     44,831.5678
W.W. Priest        1,568,007.8711     42,666.3158
S.N. Rappaport     1,567,490.5061     43,183.6808
A.M. Reichman      1,568,607.8711     43,066.3158
A.B. Trowbridge    1,565,051.0831     45,623.1038

(d) Not applicable

EXHIBIT C:
Sub-Item 77D:  Policies with respect to security investments
(a)  Not applicable
(b)  Not applicable
(c)  Not applicable
(d)  Not applicable
(e)  Not applicable
(f)  Not applicable
(g) The fund's investment emphasis has been modified by the portfolio managers to utilize both growth and value criteria ("growth at a reasonable price") in selecting investments, rather than emphasizing a growth investment approach alone. Also, rather than emphasizing larger capitalization companies, the fund will invest most of its assets in medium to larger capitalization companies.



EXHIBIT D:
Sub-Item 77Q1:  Exhibits
(a) Not applicable
(b) Resolution and Supplement relating to change in investment policy

Resolution Relating to Change in Investment Strategy

RESOLVED, that the modifications to the Fund's investment strategy presented to this meeting be, and they hereby are, approved effective upon the effective date of an amendment or supplement to the Fund's registration statement incorporating such modification.

Supplement to the Prospectus

              WARBURG PINCUS EUROPEAN EQUITY FUND

The following information supersedes and replaces any contrary information contained in the fund's Prospectus.

     The fund's investment emphasis has been modified by the new portfolio managers to utilize both growth and value criteria ("growth at a reasonable price") in selecting investments, rather than emphasizing a growth investment approach alone. Also, rather than emphasizing larger capitalization companies, the fund will invest most of its assets in medium to larger capitalization companies.

Dated: July 26, 1999                     WPEEQ-16-0799